EXHIBIT 99.1 PRESS RELEASE

GETTY IMAGES ANNOUNCES FULL REDEMPTION OF

CONVERTIBLE SUBORDINATED NOTES DUE 2007

SEATTLE—June 9, 2003—Getty Images, Inc. (NYSE: GYI) announced today that it has called for redemption on Thursday, July 10, 2003, the entire $250 million in aggregate principal amount outstanding of its 5% Convertible Subordinated Notes due 2007. The redemption price will be 102.857% per $1,000 principal amount of notes plus accrued interest from March 15, 2003 to the redemption date. Holders of notes being called will be able to convert any or all of their notes into 16.37 shares of Getty Images’ common stock per $1,000 principal amount of notes until the close of business (5:00 p.m., Eastern Daylight Time) on Wednesday, July 9, 2003.

Also today, Getty Images completed the sale of $265 million aggregate principal amount of 0.5% Convertible Subordinated Debentures due 2023. Proceeds from the sale will be used for the redemption of the 5% Convertible Subordinated Notes due 2007.

THIS RELEASE DOES NOT CONSTITUTE AN OFFER FOR SALE OF ANY SECURITIES.

Forward-Looking Statements

The statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, the risks associated with changes in the economic, political, competitive and technological environments, and the risks associated with system security and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

About Getty Images

Getty Images is the world’s leading imagery company, creating and providing the largest and most relevant collection of still and moving images to communication professionals around the globe. From sports and news photography to archival and contemporary imagery, Getty Images’ products are found each day in newspapers, magazines, advertising, films, television, books and Web sites. Getty Images’ Web site, www.gettyimages.com, is the first place customers turn to search, purchase and download powerful imagery. Seattle-headquartered Getty Images is a global company, and has customers in more than 50 countries.

Contacts:

Investors:	Media:
Kira Bacon	Deb Trevino
Vice President of Investor Relations	Vice President of Corporate Communications
206.925.6448	206.925.6474
kira.bacon@gettyimages.com	deb.trevino@gettyimages.com